EXHIBIT 1

Transactions in the Common Shares of the Issuer by FdSM
From: June 14, 2007
To: August 13, 2007

FdSM

Transaction	Date	Price (in $)	Number of Shares
Purchase	August 9, 2007	3.9933	912,000